UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 22, 2008 (September 16, 2008)

ESSEX PROPERTY TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

001-13106
(Commission File Number)

Maryland	77-0369576
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

925 East Meadow Drive, Palo Alto, California 94303
(Address of Principal Executive Offices) (Zip Code)

(650) 494-3700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 16, 2008, the Board of Directors (the “Board”) of Essex Property Trust, Inc. (the “Company”) approved the Second Amended and Restated Bylaws (the “Restated Bylaws”) for the Company, which Restated Bylaws reflect various revisions to the Company’s existing bylaws.  The Restated Bylaws are in effect as of September 16, 2008.

The Restated Bylaws revise the Company’s existing bylaws, among other things, to (a) reflect changes in the Maryland General Corporation Law, (b) take account of changes to NYSE rules, (c) revise procedures for the calling of special meetings by stockholders and revise the advance notice provisions for stockholder proposals, and (d) eliminate obsolete provisions, such as those pertaining to previously issued preferred stock, which is no longer outstanding.

The Restated Bylaws include the establishment of revised procedures for calling and holding special stockholder meetings.  These procedures increase the percentage of shares entitled to call a special meeting of stockholders from 25% to a majority.  The Revised Bylaws also revise and more fully develop the advance notice provisions for stockholder nominations for directors and stockholder business proposals.  The Restated Bylaws require stockholders to notify the Company of director nominations and other stockholder proposals not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the date of the preceding year’s proxy statement.  The Restated Bylaws also expand the information required to be provided by those stockholders making the proposal and establish procedures for the verification of information provided by the stockholder making the proposal.

In addition, the Restated Bylaws include emergency provisions in order to provide for procedural flexibility in the event of an emergency, and provide that indemnification rights and advances of expenses shall vest immediately upon a director or officer taking office.

The foregoing descriptions of the Restated Bylaws are qualified in their entirety by reference to the full text of the Restated Bylaws, a copy of which is attached hereto as Exhibit 3.1, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

3.1	Second Amended and Restated Bylaws of Essex Property Trust, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Essex Property Trust, Inc.

/s/ Michael T. Dance
Name:	Michael T. Dance
Title:	Executive Vice President & Chief Financial Officer

Date:       September 22, 2008